Exhibit 5.1

August 16, 2016

Affiliated Managers Group, Inc.

777 South Flagler Drive

West Palm Beach, FL 33401

Re:          Registration Statement on Form S-3 (File No. 333-210819)

Ladies and Gentlemen:

We have acted as counsel to Affiliated Managers Group, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance and sale of up to 3,475,119 shares of the common stock, $.01 par value per share (the “Shares”), of the Company pursuant to the above-referenced registration statement (as amended through the date hereof, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares to be sold pursuant to various Equity Distribution Agreements and Master Confirmations, each dated the date hereof and each among the Company and the parties named therein (collectively, the “Agreements”).

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein.  In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that, when issued and delivered in conformity with the authorizing resolutions of the Company’s Board of Directors dated May 5, 2015 and January 25, 2016 and the authorizing resolutions of the Equity Committee of the Board of Directors dated August 16, 2016, and against payment of the purchase price therefor in accordance with the Agreements and as contemplated by the Registration Statement and any applicable prospectus, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption

“Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP